UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

(Rule 13e-4)

Tender Offer Statement Under Section 14(d)(1) or 13(e)(1)
of the Securities Exchange Act of 1934
(Amendment No. 8)

CBS CORPORATION

(Name of Subject Company)

CBS CORPORATION

(Names of Filing Persons (Offeror and Issuer))

Certain Options to Purchase Class B Common Stock, Par Value $0.001 Per Share

(Title of Class of Securities)

124857202

(CUSIP Number of Class of Securities)

Louis J. Briskman
Executive Vice President and General Counsel
CBS Corporation
51 West 52nd Street
New York, New York 10019
(212) 975-4321

(Name, Address and Telephone Number of Persons Authorized to Receive Notices
and Communications on Behalf of filing persons)

Copy to:
Linda E. Rappaport, Esq.
Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
(212) 848-4000

Copy to:
Christa A. D’Alimonte, Esq.
Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
(212) 848-4000

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee
$400,691,855.00	$80,138.37

*	Calculated solely for the purposes of determining the filing fee. This amount assumes that options to purchase 95,698,884 shares of Class B Common Stock of CBS Corporation having an aggregate vale of $400,691,855 will be exchanged pursuant to this offer. The aggregate value of such options was calculated using the Black-Scholes option pricing model. The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities and Exchange Act of 1934, as amended, equals 1/50th of one percent of the value of the transaction.

Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $80,138.37	Filing Party: CBS Corporation
Form or Registration No.: Schedule TO	Date Filed: May 3, 2006

Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes to designate any transactions to which the statement relates:

third-party tender offer subject to Rule 14d-1.

issuer tender offer subject to Rule 13e-4.

going-private transaction subject to Rule 13e-3.

amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:

This Amendment No. 8 amends and supplements the Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission (the ‘‘SEC’’) on May 3, 2006, as amended by Amendment No. 1 thereto filed with the SEC on May 5, 2006, Amendment No. 2 thereto filed with the SEC on May 9, 2006, Amendment No. 3 thereto filed with the SEC on May 11, 2006, Amendment No. 4 thereto filed with the SEC on May 16, 2006, Amendment No. 5 thereto filed with the SEC on May 19, 2006, Amendment No. 6 thereto filed with the SEC on May 22, 2006 and Amendment No. 7 thereto filed with the SEC on May 23, 2006 (the Tender Offer Statement on Schedule TO as so amended, the ‘‘Schedule TO’’), by CBS Corporation, a Delaware corporation (the ‘‘Company’’). The Schedule TO relates to the offer by the Company to eligible employees of the Company, as defined in the Offer to Exchange, dated May 3, 2006, which is attached to the Schedule TO as Exhibit (a)(1) (the ‘‘Offer to Exchange’’), to tender their currently outstanding options to purchase shares of Class B Common Stock of the Company that were issued prior to January 1, 2006 in exchange for restricted shares (for eligible employees who are subject to United States income tax) or restricted share units (for other eligible employees). The restricted shares and restricted share units will be granted upon the terms and subject to the conditions described in the Offer to Exchange.

Item 12.    Material to be Filed as Exhibits.

Item 12 of the Schedule TO is hereby amended and supplemented by adding the following exhibits:

‘‘(a)(31)	Letter to Selected CBS Radio Employees, dated May 23, 2006."

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 24, 2006

CBS CORPORATION
By:	/s/ Louis J. Briskman
	Name:	Louis J. Briskman
	Title:	Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.
(a)(1)	Offer to Exchange, dated May 3, 2006.*
(a)(2)	[Deleted]
(a)(3)	Form of Withdrawal Letter (incorporated by reference to Schedule E of the Offer to Exchange which is attached hereto as Exhibit (a)(1)).*
(a)(4)	Cover Letter to Offer to Exchange, dated May 3, 2006.*
(a)(5)	Letter to Employees Holding Options, dated April 6, 2006, previously filed with the SEC on the Tender Offer Statement filed on Schedule TO-C, on April 6, 2006 and incorporated herein by reference.
(a)(6)	Letter to U.S. Employees Holding Options, dated April 27, 2006, previously filed with the SEC on the Tender Offer Statement filed on Schedule TO-C, on April 27, 2006 and incorporated herein by reference.
(a)(7)	Letter to International Employees Holding Options, dated April 27, 2006, previously filed with the SEC on the Tender Offer Statement filed on Schedule TO-C, on April 27, 2006 and incorporated herein by reference.
(a)(8)	Letter to All Employees Holding Options, dated April 27, 2006, previously filed with the SEC on the Tender Offer Statement filed on Schedule TO-C, on May 1, 2006 and incorporated by reference herein.
(a)(9)	Voluntary Exchange Offer Workshop Schedule, dated April 27, 2006, previously filed with the SEC on the Tender Offer Statement filed on Schedule TO-C, on May 1, 2006 and incorporated herein by reference.
(a)(10)	Letter to CBS Radio Employees Holding Options, dated April 28, 2006, previously filed with the SEC on the Tender Offer Statement filed on Schedule TO-C, on May 1, 2006 and incorporated herein by reference.
(a)(11)	Participant Statement Letter, dated May 2, 2006, previously filed with the SEC on the Tender Offer Statement filed on Schedule TO-C, on May 2, 2006 and incorporated herein by reference.
(a)(12)	Guide to Reading the Participant Statement, previously filed with the SEC on the Tender Offer Statement filed on Schedule TO-C, on May 2, 2006 and incorporated herein by reference.
(a)(13)	Form of Participant Statement, previously filed with the SEC on the Tender Offer Statement filed on Schedule TO-C, on May 2, 2006 and incorporated herein by reference.
(a)(14)	Letter to Employees Holding Options, dated May 2, 2006, previously filed with the SEC on the Tender Offer Statement filed on Schedule TO-C, on May 2, 2006 and incorporated herein by reference.
(a)(15)	CBS's Annual Report of Form 10-K for the fiscal year ended December 31, 2005 (File No. 001-09553), previously filed with the SEC on March 16, 2006 and incorporated herein by reference.
(a)(16)	CBS's Proxy Statement for the 2006 Annual Meeting of Stockholders (file No. 001-09553) previously filed with the SEC on April 14, 2006 and incorporated herein by reference.

Exhibit No.
(a)(17)	Workshop Materials for CBS Voluntary Exchange Offer, May 2006, including Slides, Speaker Notes and Appendices.**
(a)(18)	Telephone Script distributed to VEO Information Line representatives.***
(a)(19)	Voluntary Exchange Offer Frequently Asked Questions, dated May 11, 2006.†
(a)(20)	Letter to Employees Holding Options, dated May 11, 2006.†
(a)(21)	Workshop Materials for CBS Voluntary Exchange Offer (International Version), May 2006, including Slides, Speaker Notes and Appendices.††
(a)(22)	Pages 27-29 of CBS’s Registration Statement on Form S-3, previously filed with the SEC on February 1, 2006 (File No. 333-131438) and incorporated herein by reference.
(a)(23)	CBS’s Current Report on Form 8-K, previously filed with the SEC on March 17, 2006 and incorporated herein by reference.
(a)(24)	CBS’s Current Report on Form 8-K, previously filed with the SEC on April 5, 2006 and incorporated herein by reference.
(a)(25)	CBS’s Current Report on Form 8-K, previously filed with the SEC on April 26, 2006 and incorporated herein by reference.
(a)(26)	CBS’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006, previously filed with the SEC on May 9, 2006 and incorporated herein by reference (File No. 001-09553).
(a)(27)	Form of Letter of Transmittal.†††
(a)(28)	VEO Reminder Memo to All Employees Holding Options, dated May 17, 2006†††
(a)(29)	CBS’s Current Report on Form 8-K, previously filed with the SEC on May 22, 2006 and incorporated herein by reference.
(a)(30)	CBS’s Current Report on Form 8-K, previously filed with the SEC on May 23, 2006 and incorporated herein by reference.
(a)(31)	Letter to Selected CBS Radio Employees, dated May 23, 2006.
(d)(1)	CBS's 2004 Long-Term Management Incentive Plan (as amended and restated as of December 31, 2005) incorporated by reference to the Annual Report on Form 10-K of CBS for the fiscal year ended December 31, 2005 (File No. 001-09553), previously filed with the SEC on March 16, 2006.
(d)(2)	CBS's 2004 Long-Term Management Incentive Plan (as amended and restated through May 25, 2006) incorporated by reference to CBS's Proxy Statement, filed with the SEC on April 14, 2006 (File No. 001-09553).
(d)(3)	Former Viacom 2000 Long-Term Management Incentive Plan (as amended and restated through January 31, 2001) (incorporated by reference to Exhibit 10(d) to the Annual Report on Form 10-K of Former Viacom for the fiscal year ended December 31, 2001) (File No. 001-09553) (as amended effective October 10, 2002 by the Amendment to Former Viacom Stock Option Plans) (incorporated by reference to Exhibit 10(bb) to the Annual Report on Form 10-K of Former Viacom for the fiscal year ended December 31, 2002) (File No. 001-09553) previously filed on March 27, 2003.

Exhibit No.
(d)(4)	Former Viacom 1997 Long-Term Management Incentive Plan (as amended and restated through May 25, 2000) (incorporated by reference to Exhibit B to Former Viacom's Proxy Statement dated June 5, 2000) (as amended effective October 10, 2002 by the Amendment to Former Viacom Stock Option Plans) (incorporated by reference to Exhibit 10(bb) to the Annual Report on Form 10-K of Former Viacom for the fiscal year ended December 31, 2002) (File No. 001-09553) previously filed on March 27, 2003.
(d)(5)	Former Viacom 1994 Long-Term Management Incentive Plan (as amended and restated through November 1, 1996) (incorporated by reference to Exhibit 10(b) to the Annual Report on Form 10-K of Former Viacom for the fiscal year ended December 31, 1996) (File No. 001-09553) (as amended effective October 10, 2002 by the Amendment to Former Viacom Stock Option Plans) (incorporated by reference to Exhibit 10(bb) to the Annual Report on Form 10-K of Former Viacom for the fiscal year ended December 31, 2002) (File No. 001-09553) previously filed on March 27, 2003.
(d)(6)	CBS Corporation 1993 Long-Term Incentive Plan (as amended as of July 28, 1999) (incorporated by reference to Exhibit 10.16 to the Quarterly Report of Form 10-Q of Infinity Broadcasting Corporation for the quarter ended September 30, 1999) (File No. 001-14599) previously filed November 15, 1999.
(d)(7)	CBS Corporation 1991 Long-Term Incentive Plan (as amended as of July 28, 1999) (incorporated by reference to Exhibit 10.15 to the Quarterly Report of Form 10-Q of Infinity Broadcasting Corporation for the quarter ended September 30, 1999) (File No. 001-14599) previously filed November 15, 1999.
(d)(8)	Infinity Broadcasting Corporation 1999 Long-Term Incentive Plan (incorporated by reference to Exhibit 4.5 to Form S-8 filed by Former Viacom on February 21, 2001 (Registration No. 333-55346)).
(d)(9)	Infinity Broadcasting Corporation 1998 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.16 to Form 10-K filed by Infinity Broadcasting Corporation for the year ended December 31, 1999 (File No. 1-14599)).
(d)(10)	Amended and Restated Infinity Broadcasting Corporation Stock Option Plan (incorporated by reference to Exhibit 4.4 to CBS Corporation's Registration Statement on Post-Effective Amendment No. 1 on Form S-8 to Form S-4 by CBS Corporation on January 2, 1997 (Registration No. 333-13219)).
(d)(11)	King World 1996 Amended and Restated Stock Option and Restricted Stock Purchase Plan (incorporated by reference to Exhibit 10.11 to the Annual Report on Form 10-K of King World Productions, Inc. for the fiscal year ended August 31, 1997 (File No. 001-09244)).
(d)(12)	King World Salesforce Bonus Plan (incorporated by reference to Exhibit 10.2 to King World Production, Inc.'s Registration Statement on Form S-8 filed by King World Productions, Inc. on April 22, 1997 (Registration No. 333-11363)).
(d)(13)	King World Productions, Inc. Stock Option Agreements with Oprah Winfrey and Jeffrey D. Jacobs dated as of September 15, 1997 (incorporated by reference to Exhibits 99.9 and 99.10 to the Schedule 13D, Amendment No. 2, filed by Oprah Winfrey and Jeffrey D. Jacobs, with respect to King World Productions, Inc. on October 27, 1997 (File No. 005-35700)).

Exhibit No.
(d)(14)	King World Productions, Inc. Stock Option Agreements with Oprah Winfrey, Jeffrey D. Jacobs, Timothy Bennett, Dianne Hudson and Douglas Pattison dated as of September 16, 1998 (incorporated by reference to Exhibits 4.9, 4.10, 4.11, 4.12, and 4.13 to Form S-8 by Viacom Inc. on August 20, 2003 (Registration No. 333-108105)).
(d)(15)	Outdoor Systems, Inc. 1996 Omnibus Plan (incorporated by reference to Exhibit 99.3 to Form S-8 filed by Outdoor Systems, Inc. on October 23, 1997 (Registration No. 333-38589)).
(d)(16)	Form of Award Certificate for Restricted Shares (incorporated herein by reference to Schedule C of the Offer to Exchange which is attached hereto as Exhibit (a)(1)).
(d)(17)	Form of Award Certificate Restricted Share Units (incorporated herein by reference to Schedule D of the Offer to Exchange which is attached hereto as Exhibit (a)(1)).
(d)(18)	Form of Award Certificate for Restricted Shares for Certain Executive Officers.*
(d)(19)	Ernst & Young Disclosure Letter to Participants.*

*	Previously filed with the Securities and Exchange Commission on the Tender Offer Statement on Schedule TO filed by CBS on May 3, 2006.

**	Previously filed with the Securities and Exchange Commission on the Tender Offer Statement (Amendment No. 1) on Schedule TO filed by CBS on May 5, 2006.

***	Previously filed with the Securities and Exchange Commission on the Tender Offer Statement (Amendment No. 2) on Schedule TO filed by CBS on May 9, 2006

†	Previously filed with the Securities and Exchange Commission on the Tender Offer Statement (Amendment No. 3) on Schedule TO filed by CBS on May 11, 2006.

††	Previously filed with the Securities and Exchange Commission on the Tender Offer Statement (Amendment No. 4) on Schedule TO filed by CBS on May 16, 2006.

†††	Previously filed with the Securities and Exchange Commission on the Tender Offer Statement (Amendment No. 5) on Schedule TO filed by CBS on May 19, 2006.